Exhibit 10.32
Execution Copy

REVOLVING NOTE

New York, New York
November 20, 2002

FOR VALUE RECEIVED, the undersigned, CONSTAR INTERNATIONAL INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Deutsche Bank Trust Company Americas (the “Lender”), at the office of Deutsche Bank Trust Company Americas at 233 S. Wacker Dr. Suite 8400, Chicago, IL 60606, USA, on the Revolving Maturity Date (terms used without definition shall have the meanings assigned to such terms in that certain Credit Agreement dated as of November 20, 2002 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Lenders parties thereto, Citicorp North America, Inc., as Administrative Agent, Salomon Smith Barney Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers, JPMorgan Chase Bank, as Documentation Agent, SunTrust Bank as Co-Documentation Agent and Deutsche Bank Securities Inc., as Syndication Agent), the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.01 of the Credit Agreement, such payment or payments to be in immediately available funds in Dollars, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal of and, to the extent permitted by law, overdue interest on the Loans from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Loans evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon (including the currencies in which such payments, prepayments and interest are denominated) and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note evidences Loans referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement, including the guarantees thereunder. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

CONSTAR INTERNATIONAL INC.

By:	/s/ JAMES C. COOK
Name: James C. Cook Title: Executive Vice President, Chief Financial Officer and Secretary

Loans and Payments

Amount and Type of Loan	Maturity Date	Payments		Unpaid Principal Balance of Note	Name of Person Making Notation
		Principal	Interest
$23,333,333.33	November 20, 2007